AFFINITY GOLD CORP.
7950 Main Street, Suite 217
Maple Grove, Minnesota  55311

Symbol: AFYG - OTCBB

News Release

AFFINITY GOLD CORPORATION ANNOUNCES AMENDMENT TO ASSET
PURCHASE AGREEMENT

May 6, 2009

Maple Grove, Minnesota, May 6, 2009 - Affinity Gold Corp. (OTCBB:  AFYG) (the “Company”) today has announced that it has entered into an Amendment Agreement to the Asset Purchase Agreement.

As previously reported, on March 2, 2009, Affinity Gold Corp. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with AMR Project Peru, S.A.C.(“AMR”), a Peruvian corporation, whereby the Company agreed to pay US$200,000 and to issue 12,000,000 shares of common stock of the Company to AMR as consideration for the acquisition of the mining concession title named “AMR Project” covering 500 hectares and the physical mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006, including all improvements, structures and equipment on and used by AMR on such mining concession rights (collectively, the “Mining Concession Rights”), which Mining Concession Rights are located in the Inambari River Basin of Puno, Peru.

The closing of the Asset Purchase Agreement was to be held on April 30, 2009 (the “Closing Date”), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Company and AMR, with any extension of the Closing Date being a maximum of 14 days per extension.

However, on April 30, 2009, the Company and AMR entered into an Amendment Agreement (the “Amendment Agreement”), whereby the parties have decided to amend the arrangement by changing the structure of the arrangement from an asset purchase agreement to a share exchange agreement resulting in AMR becoming a wholly-owned subsidiary of the Company upon closing of the share exchange agreement.  In addition, under the Amendment Agreement, the Company and AMR agreed to terminate the Asset Purchase Agreement so it will no longer have any force and effect.

Flagship Project:
Upon completion of the acquisition, this property will become the Company’s flagship project.  The property is located in southeastern Peru east of the Andean Mountains and situated in the Inambari River Basin, an area known for containing high concentrations of gold.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally.  Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

www.affinitygold.com

FORWARD-LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CONTACT:  Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com